Exhibit 10.1
Fox, et al. v. First BanCorp, et al.
United States District Court for the District of Puerto Rico,
Civil Action No. 05-cv-2148-(JG)
MEMORANDUM OF UNDERSTANDING
     This Memorandum of Understanding (“MOU”) confirms that a settlement (the “Settlement”) has been agreed to in principle between defendants First BanCorp, Angel Alvarez-Perez, Annie Astor-Carbonell, Laura Villarino-Tur and UBS Financial Services, Inc. of Puerto Rico and Lead Plaintiffs on behalf of themselves and members of the Class (“Plaintiffs”) in the above-referenced consolidated action (the “Action”).
     1. First BanCorp shall pay or cause to be paid $74.25 million (the “Settlement Fund”) into an interest-bearing escrow account controlled by Lerach Coughlin Stoia Geller Rudman & Robbins LLP and Zwerling, Schachter & Zwerling, LLP at a financial institution designated by Plaintiffs, subject to Court oversight, as follows: (1) within 15 calendar days following preliminary approval of the Settlement by the District Court, Defendants shall pay or cause to be paid $61 million; and (2) the remaining $13.25 million shall be paid at the earlier of (a) December 31, 2007; or (b) within either (i) 14 calendar days of Bank of Nova Scotia purchasing approximately $94.5 million of First BanCorp common stock (subject to any required regulatory approvals allowing First BanCorp to pay the $13.25 million at that time, which approvals First BanCorp shall seek immediately upon execution of this MOU) or (ii) within 14 calendar days of First BanCorp receiving a capital investment by a third party greater than $25 million (subject to any required regulatory approvals allowing First BanCorp to pay the $13.25 million at that time which approvals First BanCorp shall use best efforts to obtain). In the event that First Bancorp fails to obtain regulatory approvals, if required, allowing it to pay all or part of the $13.25 million within 14 calendar days of the purchase of common stock by Bank of Nova

Scotia or First BanCorp receiving a capital investment by a third party greater than $25 million, simple interest shall accrue at 9% per annum on the $13.25 million from the end of the 14 calendar day period referenced in this paragraph until such time as any unpaid amount is paid into the escrow account. If the Settlement Fund or any portion thereof is not timely paid as set forth herein, any unpaid amount shall bear simple interest at 9% per annum from the date such amount should have been paid until paid into the escrow account.
     2. For the purposes of the Settlement, the parties shall stipulate to certify a Settlement Class, defined as all persons who purchased or otherwise acquired the common or preferred stock of First BanCorp during the time period from April 16, 2001 through December 13, 2005 (the “Settlement Class Period”). Excluded from the Settlement Class are Defendants and their related parties. This Settlement applies to all claims arising under §§11, 12(a)(2) and 15 of the Securities Act of 1933 and §§10(b) and 20(a) of the Securities Exchange Act of 1934, and Rule 10b-5 promulgated thereunder during the Settlement Class Period.
     3. Within a reasonable time after the execution of this MOU, the parties shall advise the Court of this MOU and shall seek a stay of all pending motions and schedules pending effectuation of the Settlement.
     4. Following execution of this MOU, the parties and their counsel shall use their best efforts to finalize and execute a Stipulation of Settlement (“Stipulation”) and such other documentation as may be required or appropriate in order to obtain approval by the Court of the Settlement of this Action upon the terms set forth in this MOU. Promptly upon execution of the Stipulation, the parties shall apply to the Court for preliminary approval of the Settlement and for the scheduling of a hearing for consideration of final approval of the Settlement and Plaintiffs’ counsel’s application for an award of attorneys’ fees and expenses. The parties shall use their best efforts to apply for preliminary approval no later than April 16, 2007.

     5. The Stipulation shall provide for the dismissal of the Action with prejudice upon final approval of the Settlement and shall contain a release of claims, typical for this type of action, arising out of, relating to, or in connection with the purchase or acquisition of common or preferred stock of First BanCorp during the Settlement Class Period and the acts, facts, statements or omissions that have been or could have been asserted by the Lead Plaintiffs in the Action against the Defendants. Defendants shall release Lead Plaintiffs, the members of the Settlement Class and their counsel from any claims relating to the institution, prosecution or settlement of this Action.
     6. The Stipulation shall also provide, among other terms, that:
     (a) the parties shall seek from the Court an order of preliminary approval of the Stipulation and Settlement and directing that notice of pendency and settlement be provided to the Settlement Class. Subject to Court approval, the Class notice will provide for a 40-day opt-out period;
     (b) Plaintiffs may designate the settlement claims administrator subject to Court approval. First BanCorp shall provide or cause to be provided to the settlement claims administrator its shareholder lists as appropriate for providing notice to the Settlement Class;
     (c) the consideration described in paragraph 1 above shall be timely provided in full;
     (d) Defendants have denied and continue to deny that they have committed any act or omission giving rise to any liability and/or violation of law;
     (e) neither the Settlement nor any of its terms shall constitute an admission or finding of wrongful conduct, acts or omissions;
     (f) Lead Plaintiffs, defendants and their counsel shall not make any application for sanctions pursuant to Rule 11 of the Federal Rules of Civil Procedure (“Fed. R.

Civ. P.”) or any other court rule or statute, with respect to any claims or defenses in this Action. The final judgment will contain a finding that, during the course of the Action, all parties and their counsel complied with Fed. R. Civ. P. 11, and the Action is being settled voluntarily by the defendants after consultation with competent legal counsel. The defendants may issue a press release announcing the Settlement, but may not contradict this language.
     (g) the allocation of the Settlement Fund among the members of the Settlement Class shall be subject to a plan of allocation to be proposed by Lead Plaintiffs and approved by the Court. Defendants will take no position with respect to such proposed plan of allocation or such plan as may be approved by the Court; such plan of allocation is a matter separate and apart from the proposed Settlement between the parties and any decision by the Court concerning the plan of allocation shall not affect the validity or finality of the Settlement;
     (h) Defendants take no position with respect to any questions concerning Plaintiffs’ counsels’ request or award of attorneys’ fees and reimbursement of expenses from the Settlement Fund. Such matters are not the subject of any agreement between the parties other than what is set forth herein;
     (i) If so ordered by the court upon preliminary approval, plaintiffs’ counsel shall be entitled to provisional reimbursement of 75% of their out-of-pocket expenses, subject to plaintiffs’ counsel’s several obligation to make appropriate refunds or repayments to the settlement fund plus interest at the same rate as earned on the settlement fund if, and when, as a result of any order, the final fee or expense award is lower than that amount; and
     (j) Plaintiffs’ counsel may at any time apply for and receive an award of attorneys’ fees and reimbursement of expenses from the Settlement Fund in such amounts as the Court approves and that any amount included in such award shall be paid to Plaintiffs’ counsel immediately upon the Court’s approval of the Settlement and award, subject to each Lead

Plaintiffs’ counsels’ obligation to pay back any such amount if, or to the extent that, the award order is amended or does not become final. This provision shall apply notwithstanding timely objections thereto, the potential for appeal therefrom, or collateral attack thereof.
     7. In addition to the Stipulation, the parties will enter into a separate letter agreement allowing Defendants to terminate the Settlement in the event that Settlement Class members purchasing or acquiring an agreed upon number of First BanCorp common or preferred shares traded during the Settlement Class Period opt-out of the Settlement. This Supplemental Agreement shall not be filed with the Court unless and until a dispute arises among the parties concerning its interpretation or application.
     8. Plaintiffs’ counsel shall administer the Settlement Fund. All reasonable costs and expenses of class notice and administration of the Settlement shall be paid from the Settlement Fund when incurred. Until such time as the settlement becomes final, First BanCorp shall have reasonable access to the books and records concerning the administration of the Settlement Fund. The Settlement Fund, less any amounts incurred for notice, administration and/or taxes, shall revert to the entities or persons making the deposits if the Settlement does not become effective.
     9. The consummation of the settlement is subject to the completion by Lead Plaintiffs and their counsel of appropriate confirmatory discovery in the Action sufficient to satisfy Lead Plaintiffs’ and their counsel that the proposed Settlement is fair and reasonable, and counsel for the parties will use good faith efforts to agree upon the scope of such discovery.
     10. If the Settlement outlined in this MOU is not approved by the Court or is terminated:
     (a) the Settlement shall be without prejudice, and none of its terms shall be effective or enforceable, except to the extent that costs of notice and administration, taxes and tax related expenses have been incurred or expended as set forth in Paragraph 8 herein;

     (b) the parties shall revert to their litigation positions immediately prior to the execution of this MOU; and
     (c) the fact and terms of this Settlement and the negotiations thereof shall not be admissible in any trial of this Action.
     11. This MOU may be executed in counterparts, including by signature transmitted by facsimile. Each counterpart when so executed shall be deemed to be an original, and all such counterparts together shall constitute the same instrument. The undersigned signatories represent that they have authority from their clients to execute this MOU. The terms of this MOU and Settlement shall inure to and be binding upon the parties and their successors in interest.
     IT IS HEREBY AGREED by the undersigned.

DATED: March 5, 2007	LERACH COUGHLIN STOIA GELLER
RUDMAN & ROBBINS LLP
SAMUEL H. RUDMAN
ROBERT M. ROTHMAN

/s/ Samuel H. Rudman

SAMUEL H. RUDMAN

58 South Service Road, Suite 200 Melville, NY 11747 Telephone: 631/367-7100 631/367-1173 (fax)

ZWERLING, SCHACHTER &
ZWERLING, LLP
JEFFREY C. ZWERLING

/s/ Jeffrey C. Zwerling

JEFFREY C. ZWERLING

41 Madison Avenue
New York, NY 10010
Telephone: 212/223-3900
212/371-5969 (fax)

Counsel for Plaintiffs

WEIL, GOTSHAL & MANGES LLP
JOSEPH S. ALLERHAND

/s/ Joseph S. Allerhand

JOSEPH S. ALLERHAND

767 Fifth Avenue
New York, NY 10153-0119
Telephone: 212/310-8000
212/310-8007 (fax)

Attorneys for Defendant First BanCorp